Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned agree that this Schedule 13D/A dated April 1, 2015 relating to the Common Stock, par value $0.0001 per share, of Essex Rental Corp. shall be filed on behalf of the undersigned.
Date: April 1, 2015

Casey Capital, LLC

By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member
KC Gamma Opportunity Fund, LP

By: Casey Capital Management, LLC, its general partner By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member
Kevin M. Casey

/s/ Kevin M. Casey